UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2013

GUARDIAN 8 HOLDINGS
 (Exact name of registrant as specified in its charter)

Nevada	333-150954	26-0674103
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15230 N. 75th Street, Suite 1002 Scottsdale, Arizona	85260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 317-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2013, the Registrant received $50,000 from its CEO/president, C. Stephen Cochennet, in the form of an unsecured 90-day promissory note. The note bears interest at 12% per annum and is payable on April 24, 2013. A copy of the promissory note is attached hereto as Exhibit 10.1.

The description herein of the promissory note is qualified in its entirety, and the terms are incorporated herein, by reference to the promissory note, the forms of which is filed as an exhibit hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 for disclosure of promissory note.

Item 3.02 Sales of Unregistered Securities

On January 23, 2013, the Registrant authorized the issuance of 330,000 shares of common stock to the production company for its Pro V2 device, Hotwire Development LLC, as full and complete settlement of all amounts owed in shares under the terms of the Hotwire Agreement. These shares have not been issued as of the date of this report.

On January 23, 2013, the Registrant conducted the third and final closing under a private placement offering, selling 225,000 units for $90,000 to four accredited investors. Each unit consists of one share of common stock, one three year warrant to purchase one share of common stock for $0.55 per share and one five year warrant to purchase one share of common stock for $0.75 per share.  Jim Nolton and James G. Miller, two of our directors, purchased 50,000 and 62,500, respectively, of the units for $20,000 and $25,000, respectively. The underlying shares of common stock have not been issued as of the date of this report.

All of the above-described conversions, issuances and exercises were exempt from registration pursuant to Section 4(2) and/or Regulation D of the Securities Act as transactions not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either the Company or any person acting on its behalf. All such securities issued pursuant to such exemptions are restricted securities as defined in Rule 144(a)(3) promulgated under the Securities Act, appropriate legends have been placed on the documents evidencing the securities, and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Promissory note dated January 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guardian 8 Holdings

By: /s/ C. Stephen Cochennet
      C. Stephen Cochennet, Chief Executive Officer
Date: January 31, 2013